Monarch Casino & Resort Reports First Quarter Net Revenue of $47.2 Million and Adjusted EBITDA of $10.9 Million

RENO, NV -- (Marketwired - April 22, 2015) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or "the Company") today reported operating results for the first quarter ended March 31, 2015, as summarized below:

                                         ----------------------------------
($ in thousands, except per share data      Three Months Ended
 and percentage)                                March 31,
                                             2015        2014     Increase
                                         ----------- ----------- ----------

Net revenue                              $    47,171 $    45,508        3.7%

Total Adjusted EBITDA(1)                      10,875      10,287        5.7%

Net income                               $     4,043 $     3,276       23.4%
                                         ----------- ----------- ----------

Basic EPS                                $      0.24 $      0.20       20.0%
Diluted EPS                              $      0.24 $      0.19       26.3%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: "Our 2015 first quarter results represent a strong start to what we expect will be an important year for Monarch as the Reno economy continues to grow and we make progress on the upgrade and transformation of Monarch Black Hawk into a full-scale casino resort.

"First quarter results reflect top-line growth at both Atlantis and Monarch Black Hawk, which offset increased promotional activity in Reno and ongoing construction disruption in Black Hawk. Our 3.7% rise in quarterly revenue drove an Adjusted EBITDA increase of 5.7% to $10.9 million, with rising casino, food and beverage, and hotel costs partially offset by lower SG&A expenses.

"We remain encouraged by the ongoing economic recovery in Reno and believe that the city and region are in the early stages of a new period of sustainable long-term growth. Tesla's recent decision to invest billions in the Reno area has elevated awareness of the city's many attributes and has led several other businesses to explore the benefits that Reno has to offer, resulting in further investment across a number of industries including the technology sector. As the operator of Northern Nevada's premier casino resort situated in Reno's prime location, we believe that we are well positioned to benefit from these economic improvements and are excited for the future.

"Work on our upgrade and expansion of Monarch Black Hawk is ongoing and we continue to make excellent progress throughout the property. Construction is now above ground on the new nine story parking structure. Also, we opened the second phase of the existing facility upgrade to the public in March, including a new customer service area and upgraded table game offerings. We are now underway with the third and final phase of the existing building's upgrade which is on target for completion in the third quarter of 2015. Since beginning the multi-stage upgrade, we have had to temporarily reduce our slot count, which currently stands at 560 machines, 21% lower than our steady state slot floor count. Once the third phase of the upgrade project is complete, we intend to restore the number of slot machines back to approximately 710.

"The estimated total cost of the Monarch Black Hawk expansion, including the cost of the acquired land, new parking structure, hotel tower, expanded casino and additional restaurants remains approximately $285-$295 million, of which $229-$234 million represents the expected cost to complete the hotel tower, expanded casino and additional restaurants. Through March 31, 2015, we have spent $26 million on the expansion, leaving remaining completion costs of approximately $259-$269 million. We expect to fund the remaining cost of the expansion from a combination of cash flow from operations and an increase in, or replacement of, our credit facility and remain on track to complete the entire project in late 2017.

"As our 2015 first quarter results indicate, we have been able to mitigate much of the negative impact of both the construction disruption and temporary reduction in the number of slot machines on Monarch Black Hawk's guest experience and financial results."

Summary of 2015 First Quarter Operating Results
For the 2015 first quarter, consolidated net revenue of $47.2 million increased 3.7% year over year, driven by growth at both Atlantis and Monarch Black Hawk. The Company's food and beverage revenue rose 6.8% on a year-over-year basis, casino revenue was up 3.9% and hotel revenue increased 2.0%. Consolidated promotional allowance increased by $0.8 million or 8.0%.

The Company generated consolidated Adjusted EBITDA of $10.9 million in the first quarter of 2015, an increase of $0.6 million, or 5.7%, over the same period a year ago.

Casino operating expense as a percentage of casino revenue was 43.6% for the first quarter of 2015 compared to 41.7% in the first quarter of 2014. Food and beverage operating expense as a percentage of food and beverage revenue for the 2015 first quarter decreased to 39.8% from 40.5% in the 2014 first quarter. Hotel operating expense as a percentage of hotel revenue increased to 32.1% for the first quarter of 2015 compared to 29.8% for the prior year. The increase in casino operating expense as a percentage of revenue is due primarily to higher complimentaries expense while the increase in hotel operating expense as a percentage of hotel revenue is due primarily to higher equipment and miscellaneous replacement expense.

Selling, general and administrative ("SG&A") expenses for the 2015 first quarter decreased $0.7 million, or 4.9%, over the 2014 first quarter, driven primarily by lower marketing and personnel expense.

Monarch Black Hawk Expansion Update
Today, the Company provided an update on its ongoing upgrade and expansion of Monarch Black Hawk. Summarized below are the expected costs and completion dates for the project as well as the amounts spent through March 31, 2015:

                        ----------------------------------------------------
                                      Total
                                      Spent
                                     Through
                                    March 31,   Left to        Estimated
$ in millions               Cost       2015      Spend      Completion Date
                        ----------- --------- ----------- ------------------
I. Existing Facility
  Riviera Black Hawk
   Casino (1)               $76        $76         -           Complete
  Existing Facility                                        Interior Q3 2015;
   Upgrade (2)(3)        $34 - $36     $18     $16 - $18  Exterior 2015-2016
                        ----------- --------- -----------
    Total Existing
     Facility           $110 - $112    $94     $16 - $18
                        ----------- --------- -----------

II. Expansion
  Acquired Land Parcels     $10        $10         -           Complete
  Parking Structure (3)  $38 - $41      $9     $29 - $32       Late 2015
  Hotel Tower & Casino
   (4)                  $229 - $234     -     $229 - $234      Late 2017
  Other (3)               $8 - $10      $7      $1 - $3        2016-2017
                        ----------- --------- -----------
    Total Expansion     $285 - $295    $26    $259 - $269
                        ----------- --------- -----------
    Total Cost          $395 - $407    $120   $275 - $287
                        =========== ========= ===========

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Riviera Black Hawk.
(2) Includes upgrade to exterior of existing facility to match the design of the master planned expansion.
(3) The Company expects to fund the amount left to spend primarily from operating cash flow and, to a lesser extent, from its credit facility.
(4) The Company anticipates funding the hotel tower and casino expansion from a combination of operating cash flow and an expansion or replacement of its credit facility.

During the first quarter of 2015, Monarch completed and opened to the public the second phase of its existing facility upgrade, including a new customer service area and upgraded table game offerings. The Company expects to complete work on the third and final phase of the upgrade in the 2015 third quarter. Monarch also made progress in the first quarter on the facility's new parking structure, with construction now above ground.

Credit Facility
During the 2015 first quarter, the Company made net principal payments of $4.3 million which reduced the amount outstanding on its credit facility to $42.0 million at March 31, 2015, compared to $46.3 million outstanding as of December 31, 2014. Capital expenditures of $7.8 million in the first quarter of 2015 were funded from operating cash flows and primarily represent costs related to the ongoing redesign and expansion project at Monarch Black Hawk.

Interest expense for the 2015 first quarter decreased to $0.2 million from $0.3 million for the first quarter of 2014 due to lower outstanding borrowings in the 2015 first quarter compared to the 2014 first quarter.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions and outlooks; (iii) plans, objectives and expectations regarding Monarch Black Hawk; and (iv) plans, costs, financing, construction, completion and opening timelines of redesigned and expanded facilities at Monarch Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Black Hawk redesign and expansion projects, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
  access to available and reasonable financing on a timely basis, including the ability of the Company to restructure its credit facility on acceptable terms;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.MonarchCasino.com.

Non-GAAP Financial Measures
Please see the separate Reconciliation of Adjusted EBITDA to Net Income (unaudited) below.

Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk (formerly the Riviera Black Hawk Casino) in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.MonarchCasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Company acquired Monarch Black Hawk, the first casino encountered by visitors arriving from Denver on Highway 119, in April 2012. The property features approximately 32,000 square feet of casino space, approximately 710 slot machines (temporarily reduced to approximately 560 to accommodate redesign and upgrade work on the facility), 9 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. Once completed, the Monarch Black Hawk expansion will nearly double the casino space and will add a 23 story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, a new parking structure and associated support facilities. The planned nine story parking structure will increase total parking on site from approximately 500 spaces to approximately 1,500 parking spaces.

- financial tables follow -

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (unaudited)

                                                     Three months ended
                                                          March 31,
                                                 --------------------------
                                                     2015          2014
                                                 ------------  ------------
Revenues
  Casino                                         $     37,439  $     36,034
  Food and beverage                                    13,103        12,265
  Hotel                                                 4,737         4,644
  Other                                                 2,600         2,479
                                                 ------------  ------------
    Gross revenues                                     57,879        55,422
  Less promotional allowances                         (10,708)       (9,914)
                                                 ------------  ------------
    Net revenues                                       47,171        45,508
                                                 ------------  ------------

Operating expenses
  Casino                                               16,336        15,022
  Food and beverage                                     5,219         4,971
  Hotel                                                 1,519         1,384
  Other                                                   934           875
  Selling, general and administrative                  12,579        13,231
  Depreciation and amortization                         4,131         4,694
  Gain on disposition of assets                           (18)            -
                                                 ------------  ------------
    Total operating expenses                           40,700        40,177
                                                 ------------  ------------
    Income from operations                              6,471         5,331
                                                 ------------  ------------

Other expenses
  Interest expense, net of amounts capitalized           (219)         (287)
                                                 ------------  ------------
    Total other expense                                  (219)         (287)
                                                 ------------  ------------

    Income before income taxes                          6,252         5,044
Provision for income taxes                             (2,209)       (1,768)
                                                 ------------  ------------
    Net income                                   $      4,043  $      3,276
                                                 ============  ============

Earnings per share of common stock
  Net income
    Basic                                        $       0.24  $       0.20
    Diluted                                      $       0.24  $       0.19

Weighted average number of common shares and
 potential common shares outstanding
Basic                                                  16,821        16,536
Diluted                                                17,198        17,259

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                       (In thousands, except shares)

                                                   March 31,   December 31,
                                                     2015          2014
                                                 ------------  ------------
                                                  (unaudited)
ASSETS
Current assets
  Cash and cash equivalents                      $     18,470  $     21,583
  Receivables, net                                      2,888         3,047
  Income taxes receivable                                   -         1,139
  Inventories                                           2,854         2,846
  Prepaid expenses                                      4,336         4,021
  Deferred income taxes                                 1,626         1,626
                                                 ------------  ------------
    Total current assets                               30,174        34,262
                                                 ------------  ------------
Property and equipment
  Land                                                 29,415        29,415
  Land improvements                                     6,701         6,701
  Buildings                                           150,771       150,821
  Buildings improvements                               19,858        18,142
  Furniture and equipment                             126,694       125,671
  Construction in progress                             20,189        15,672
  Leasehold improvements                                1,347         1,347
                                                 ------------  ------------
                                                      354,975       347,769
  Less accumulated depreciation and amortization     (170,765)     (167,498)
                                                 ------------  ------------
    Net property and equipment                        184,210       180,271
                                                 ------------  ------------
Other assets
  Goodwill                                             25,111        25,111
  Intangible assets, net                                7,074         7,366
  Deferred income taxes                                 4,682         4,682
  Other assets, net                                       533           609
                                                 ------------  ------------
    Total other assets                                 37,400        37,768
                                                 ------------  ------------
      Total assets                               $    251,784  $    252,301
                                                 ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                               $      6,259  $      7,933
  Construction accounts payable                         2,201         1,790
  Accrued expenses                                     18,672        19,327
  Income taxes payable                                  1,070             -
                                                 ------------  ------------
    Total current liabilities                          28,202        29,050
                                                 ------------  ------------
Long-term debt                                         42,000        46,300
                                                 ------------  ------------
    Total liabilities                                  70,202        75,350
                                                 ------------  ------------
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                           -             -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares issued;
   16,843,349 outstanding at March 31, 2015;
   16,812,794 outstanding at December 31, 2014            191           191
  Additional paid - in capital                         23,071        22,985
  Treasury stock, 2,252,951 shares at March 31,
   2015; 2,283,506 shares at December 31, 2014        (32,468)      (32,970)
  Retained earnings                                   190,788       186,745
                                                 ------------  ------------
    Total stockholders' equity                        181,582       176,951
                                                 ------------  ------------
    Total liabilities and stockholders' equity   $    251,784  $    252,301
                                                 ============  ============

               Monarch Casino & Resort, Inc. and Subsidiaries
               Reconciliation of Adjusted EBITDA to Net Income
                          (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-
GAAP financial measure, to net income, a GAAP financial measure:

                                                     Three Months Ended
                                                          March 31,
                                                 --------------------------
                                                     2015          2014
                                                 ------------  ------------
               Adjusted EBITDA (1)               $     10,875  $     10,287
Expenses:
  Stock based compensation                               (291)         (262)
  Depreciation and amortization                        (4,131)       (4,694)
  Interest expense                                       (219)         (287)
  Gain on disposition of assets                            18             -
  Provision for income taxes                           (2,209)       (1,768)
                                                 ------------  ------------
    Net income                                   $      4,043  $      3,276
                                                 ============  ============

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.
    This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
Chief Financial Officer
775/825-4700 or rrowan@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com